Exhibit 10.8

First Amendment to Marketing and Servicing Agreement Dated March 27,
2003, Between BankWest and NCAS of Pennsylvania, LLC d/b/a National
Cash Advance, Advance America, Cash Advance Centers and Advance America

This First Amendment is between BankWest, a bank organized under the laws of South Dakota (the “Bank”), Advance America, Cash Advance Centers of Pennsylvania, LLC and NCAS of Pennsylvania, LLC d/b/a Advance America, Advance America, Cash Advance Centers and National Cash Advance which shall hereinafter collectively be referred to as (“Advance America”).

Whereas the Bank and NCAS of Pennsylvania, LLC entered into a Marketing and Servicing Agreement (the “Agreement”), dated March 27, 2003, the terms and provisions of which set forth the respective duties, obligations and responsibilities of the parties in connection with the Bank making short-term small Loans to consumers.

And Whereas NCAS of Pennsylvania, LLC is undertaking a rebranding effort whereby it is changing its name to Advance America, Cash Advance Centers of Pennsylvania, LLC and as result Advance America, Cash Advance Centers of Pennsylvania shall be the name of the entity fulfilling all of NCAS’ duties and responsibilities under the Agreement and will be the recipient of the Bank’s duties and responsibilities under the Agreement.  Therefore, each of the aforementioned entities desires to enter into this First Amendment to reflect the referred to name change.

Insofar as the Agreement is not inconsistent with the terms of this First Amendment, such Agreement is made a part of this First Amendment and is incorporated herein by reference. All capitalized terms used herein are not otherwise defined are defined in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and agreements set forth in this First Amendment, the Bank and Advance America do hereby agree to amend the following sections of the Agreement as set forth below:

Paragraph 1

This Marketing and Servicing Agreement (this “Agreement”) is dated as of March 27, 2003, between BankWest, Inc., a bank organized under the laws of South Dakota and a FDIC insured financial institution (the “Bank”), and Advance America, Cash Advance Centers of Pennsylvania, LLC d/b/a Advance America, Advance America, Cash Advance Centers, National Cash Advance (“Advance America”).

Additionally, wherever Advance America or NCAS is used or referred in the Agreement it shall from November 1, 2003 forward be in reference to Advance America, Cash Advance Centers of Pennsylvania, LLC.

Unless specifically amended herein, all of the terms, conditions, provisions of the Agreement remain in full force and effort.

In the event of any conflict, inconsistency, or incongruity between the provisions of this First Amendment and any of the provisions of the Marketing and Servicing Agreement, the provisions of this First Amendment shall in all respects govern and control.

BankWest	Advance America, Cash Advance Centers of Pennsylvania, LLC d/b/a Advance America, Advance America, Cash Advance Centers, National Cash Advance

By:	By:

Its:	Its:

NCAS of Pennsylvania, LLC d/b/a National Cash Advance, Advance America, Cash Advance Centers and Advance America

By:

Its: